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                                                                   Exhibit 10.14





         Restated terms of the Employment Agreement between Transportation Displays Incorporated (the "Company") and William M. Apfelbaum ("Apfelbaum"), dated as of December 22, 1989 as amended through January 1, 1996 and as in effect as of November 20, 1998 (the "Agreement").

         1. Apfelbaum is employed by the Company for a term ending March 25, 2001, unless terminated earlier as provided in the Agreement (the "Employment Period").

         2.       (a)      During the Employment Period, Apfelbaum will have
the titles of President and Chief Executive Officer of the Company, will be entitled to a seat on the Company's Board of Directors, and, subject to the direction of the Board of Directors, will be responsible for the operation of the Company's businesses; provided, however, that material transactions not in the ordinary course of business, including, but not limited to, divestitures and acquisitions, will not be undertaken without approval of the Company's Board of Directors. Apfelbaum will perform such services and duties necessary or appropriate for the management of the Company's business as are normally expected of officers appointed to similar positions in the franchise/transit advertising business. During the Employment Period, Apfelbaum agrees to devote all of his business time and efforts to the performance of his duties under the Agreement. Apfelbaum will be available to travel as the needs of the business required, but it is agreed that during the Employment Period he will be based in New York City.

                  (b) Apfelbaum agrees that, during the Employment Period, he will not act in any manner or capacity, directly or indirectly, in any individual or representative capacity, whether as principal, agent, partner, officer, director, employee, joint venturer, member of any business entity, consultant, adviser or investor (except that he will have the right under the Agreement to own up to 10% of one or more public companies having a class of equity securities registered with the Securities and Exchange Commission under the Securities and Exchange Act of 1934, as amended) or otherwise, in or for any business entity or enterprise which engages in the franchise/transit advertising business as such business is now [December 22, 1989] conducted by the Company, in any market in which the Company shall then be conducting such business. The Company acknowledges that Apfelbaum has advised the Company that he owns stock in Gannett (less than 2,000 shares) and Apfelbaum agrees to advise the Company if he owns more than two percent (2%) of the stock in a significant competitor whose stock is publicly traded.

         3.       (a)      Apfelbaum's base compensation for his services under
the Agreement during the Employment Period will be a salary payable by the Company in equal semi-monthly installments. During calendar years 1996, 1997 and 1998, Apfelbaum's base compensation is payable at the annual rate of $950,000.


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                  (b)      In addition to base compensation, Apfelbaum is
eligible to receive an annual bonus ("Bonus"). For each of 1996, 1997 and 1998, the Bonus is based on the achievement by the Company of specified levels of consolidated earnings before interest, taxes, depreciation and amortization ("EBITDA") and is calculated as set forth below:

          For Company EBITDA for the year of
          $30 million or less:                                   -0-

          For Company EBITDA for the year               A ratable portion of
          greater than $30 million and up to and    $1 million (e.g., a Bonus of
          including $50 million:                       $500,000 for EBITDA of
                                                            $40 million)

          For Company EBITDA for the year of
          $50 million or greater:                            $1 million

                  Although the Bonus is based on an annual calculation, that part of the Bonus which accrues each one-half year (allocating the appropriate portion of Company EBITDA to the calendar one-half year involved) will be calculated, on an estimated basis, by the Company's Chief Financial Officer and as so calculated paid within ten (10) days of the end of each calendar one-half year. Promptly after the end of each calendar year, a precise calculation of the Bonus will be undertaken and an adjusting payment will be made from the Company to Apfelbaum or from Apfelbaum to the Company, as the case may be, to equalize the estimated Bonus payments and the actual Bonus.

         4. Apfelbaum will be entitled to reimbursement for travel and other out-of-pocket expenses necessarily incurred in the performance of his duties under the Agreement, upon submission of appropriate written statements and bills.

                  In addition, Apfelbaum will be entitled to medical and health benefits at least as complete as those provided to the Company's chief executive officer as of the date of the Agreement [December 22, 1989], dues and expenses for one country club and one club located in New York City, $750,000 in life insurance or reimbursement for the costs thereof to the extent of the cost of such insurance for healthy men of the same age in the New York City area, and such other fringe benefits as are commensurate with those provided to chief executive officers of companies of similar size in the advertising industry.

         5. Not Applicable. (Equity Participation Package and Recapitalization Plan are no longer executory and therefore references to them have been omitted or marked "Not Applicable.")

         6. Notwithstanding anything contained in the Agreement, if on or after the date of the Agreement [December 22, 1989] and prior to the end of the Employment Period,

                  (a) Either (i) Apfelbaum becomes physically or mentally incapacitated or disabled so that he is unable to discharge his duties under the Agreement for a continuous


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period of six (6) months or an aggregate period of nine (9) months, (ii)
Apfelbaum is convicted of a felony or commits any act in bad faith which materially and adversely affects the business of the Company, (iii) Apfelbaum breaches any term of the Agreement and fails to correct such breach within thirty (30) days after written notice of the same, (iv) Apfelbaum willfully fails or willfully refuses to follow such reasonable directions of the Board of Directors as are consistent with his duties and responsibilities as President and Chief Executive Officer, and he does not cure such willful failure or willful refusal within thirty (30) days after written notice thereof, (v) the Board of Directors determines for any reason to terminate Apfelbaum's employment with the Company, (vi) (Not Applicable), (vii) Apfelbaum's authority with respect to the Company's operations or businesses is materially diminished, or
(viii) after December 31, 1990, Apfelbaum determines, for any reason, to terminate his employment with the Company, then, in the case of items (i), (ii),
(iii), (iv) or (v), the Company, and, in the case of items [(vi)], (vii) or
(viii), Apfelbaum, will have the right to give written notice of termination of Apfelbaum's services as of a date, not earlier than one (1) day nor more than thirty (30) days from the date of such notice (except that if termination is pursuant to item (viii), the one (1) day and thirty (30) day periods will be extended to sixty (60) and ninety (90) days, respectively), to be specified in such notice and the Employment Period will terminate on the date so specified; or

                  (b) Apfelbaum dies, then the Employment Period will terminate on the date of his death,

whereupon Apfelbaum or his estate, as the case may be, will be entitled to receive his base salary, Bonus and other benefits provided under the Agreement prorated to the date on which such termination takes effect and, in addition, the following:

       Subparagraph of Paragraph 6                           Additional Amount Payable
       Giving Rise to Termination                            To Apfelbaum Upon Termination
       --------------------------                            -----------------------------
                            (a)(i)                                                  $50,000

           (a)(ii), (a)(iii), (a)(iv), or (a)(viii)                                   -0-

                            (a)(v)                           Apfelbaum will receive those payments and benefits
                                                             (other than the Bonus), without offset, that he would
                                                             have received had he fully performed under the
                                                             Agreement for the full term of the Agreement, such
                                                             payments and benefits to be received by him pursuant
                                                             to the same schedule that would have existed had he
                                                             so performed. Such full payments and benefits will
                                                             not be reduced or abated even if he does nothing else
                                                             for the Company and is engaged for pay in other
                                                             endeavors.


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
            [(a)(vi) is no longer applicable ] [or]          $250,000 [; provided that said $250,000 shall not be
                           (a)(vii)                          payable if termination by you is pursuant to subparagraph
                                                             (a)(vi) and  occurs after February 28, 1990.]

                              (b)                            All Insurance Proceeds from policies on your life, other
                                                             than key man insurance required by lending agreements to
                                                             be maintained for the benefit of the Company.

Except as set forth in this Paragraph 6, the Company will have no right to terminate Apfelbaum's employment prior to December 31, 1994.

         7. The Company will indemnify Apfelbaum and hold him harmless against and in respect of any and all claims, suits, judgments, liabilities and legal and other expenses (including reasonable legal fees) if and when incurred arising out of or based upon any breach by Apfelbaum or alleged breach by Apfelbaum of any of the Non-Compete/Confidentiality Provisions, as defined below, resulting from or based upon the Agreement, Apfelbaum's employment by the Company and/or any services he renders to the Company pursuant thereto. The Non-Compete/Confidentiality Provisions means the provisions of paragraphs 6 and 7 of the Consulting Agreement dated June 21, 1989 with Gannett Transit and Gannett Outdoor Group, the provisions of that certain covenant not to compete dated July 1, 1988 signed by Apfelbaum as Seller and issued to Gannett Co., Inc. (copies of which have been previously delivered to the Company) and any analogous confidentiality provisions contained in other agreements Apfelbaum has with any Gannett companies. During the Employment Period, the Company will use its best efforts to maintain directors' and officers' liability insurance with reputable New York carriers in a reasonable amount, but not less than $3,000,000, if obtainable at reasonable cost. Apfelbaum represents to the Company that he has delivered to the Company true copies of the non-compete provisions to which he is subject.

         8. Except for Apfelbaum's obligations to render services, the covenants, agreements, representations, and warranties contained in or made pursuant to the Agreement will survive termination of Apfelbaum's employment.

         9. The provisions of the Agreement will be binding upon and inure to Apfelbaum's benefit and the benefit of his heirs and personal representatives, and will be binding upon and inure to the benefit of the Company and its successors and those who are its assigns.

         10. If and only if the Employment Period is terminated pursuant to items (ii), (iii), (iv) or (viii) of subparagraph 6(a) and the Company is not then in default under the Agreement, then Apfelbaum agrees that the Company will have the following option:

                  The Company will have an option, exercisable within 15 days of the effective date of such termination, to deliver a written demand to Apfelbaum to agree not to compete, and Apfelbaum, if so notified, will agree not to compete and will


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                  not compete with the Company in the franchise/transit
                  advertising business of the Company in accordance with Paragraph 2(b) of the Agreement for up to five years from the effective date of termination of his employment, in consideration for which the Company will continue to pay Apfelbaum compensation at an annual rate equal to fifty (50%) percent of his Base Compensation for the year in which the effective date of termination occurred, which payment will be in addition to any other compensation Apfelbaum is entitled to receive under the Agreement. Compensation under this subparagraph will be paid in equal quarterly installments. The first installment will be due and payable within ten days following the date of the Company's demand and will cover the three-month period beginning on the first day of the noncompete period. Each subsequent installment will be payable within ten days after the beginning of each subsequent three-month period.


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